                                                                    EXHIBIT 99.1

                                [FRIEDMAN'S LOGO]


FOR IMMEDIATE RELEASE

Contact:
Victor M. Suglia
Senior Vice President & Chief Financial Officer
Telephone Number: (510) 874-7603

                   FRIEDMAN'S ANNOUNCES QUARTERLY RESULTS AND
                       EXPECTED CONSOLIDATION OF CRESCENT

SAVANNAH, Georgia (April 24, 2003) - Friedman's Inc. (Nasdaq/NM: FRDM), one of the leading retailers of fine jewelry in the United States, today announced financial results for its second fiscal quarter ended March 29, 2003. In addition, the Company announced the expected consolidation of its financial statements with those of its affiliate, Crescent Jewelers Inc., at the end of fiscal 2003.

                MARCH QUARTER AND YEAR-TO-DATE FINANCIAL RESULTS

For the second fiscal quarter ended March 29, 2003, net sales increased 4.3% to $98.4 million from $94.3 million in the comparable period last year. Comparable store sales increased 1.4% during the second quarter versus an increase of 3.2% for the comparable quarter last year. At March 29, 2003, the Company had 659 stores in operation, an increase of 1.7% from the prior year. During the quarter, the Company opened 6 stores and closed 9, for a net decrease of 3 stores.

Net income for the second fiscal quarter increased 6.9% to $3.2 million compared to $3.0 million for the comparable period last year. Diluted earnings per share for the second fiscal quarter decreased to $0.17 per share compared to $0.18 per share for the comparable period last year on a larger share base. Weighted average shares outstanding increased 11.9%, to 18,951,000 for the second fiscal quarter compared to 16,933,000 for the comparable quarter last year, primarily due to the issuance of 4.1 million shares in a common stock offering completed February 11, 2002.


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
The table below summarizes Friedman's operating results for the six-month period ended March 29, 2003 and March 30, 2002:

                 (Amounts in millions, except per share amounts)

                                                    Six-Months Ended
                                                -----------------------          % Increase
                                                3/29/03         3/30/02          (Decrease)
Net sales                                       $ 296.5         $ 275.7             7.5%
Comparable store sales                              5.0%            3.1%            5.0%
Operating income before depreciation and
amortization                                       44.2            38.9            13.6%
Income from operations                             37.9            33.3            13.8%
Net income                                         24.5            21.4            14.3%
Diluted earnings per share                      $  1.30         $  1.36            (4.2)%
Weighted average shares                            18.8            15.8            19.4%
Number of stores                                    659             648             1.7%

Credit data(1)
Allowance as a percent of receivables              12.5%           12.2%            0.3%
Currency(2)                                        87.4%           88.9%           (1.5)%
Delinquency 90+ days past due                       4.4%            3.7%            0.7%
Counter payments(3)                                11.6            11.8            (1.4)%


(1) As of March 29, 2003 and March 30, 2002, respectively.

(2) Percent of accounts receivable less than 30 days past due.

(3) In store credit payments on a per day, per store basis for comparable stores for the quarter period ended.

Commenting on the results, Bradley J. Stinn, Chief Executive Officer of Friedman's said, "Earnings for the quarter were slightly below our expectations due to lower than anticipated merchandise sales in the month of March. Comparable store sales increased 5.6% for the two-months ending February, with March comparable store sales negative. We believe the decline in merchandise sales in March was primarily due to external factors. However, we did introduce certain enhanced credit and collection procedures during the month that, we believe, limited credit sales but are expected to result in enhanced credit profits and accelerated cash flow in the future. Expense and balance sheet controls were excellent during the quarter.

Compared to the same period last year our store count showed a modest increase; we closed more stores than originally planned and had the opening of several newly constructed shopping centers delayed due to construction issues. Looking forward, we expect to have approximately 690 stores in operation by fiscal year end."


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                                 FRIEDMAN'S INC.
                         CONSOLIDATED INCOME STATEMENTS
                  (Amounts in thousands, except per share data)


                                              For the three months ended,  For the six months ended,
                                                 March 29    March 30      March 29       March 30
                                                   2003        2002          2003           2002
                                                 -------     --------      ---------      ---------
                                                     (Unaudited)                 (Unaudited)
Net Sales...................................     $98,360     $ 94,346      $ 296,487      $ 275,717

Operating Costs and Expenses:
  Cost of goods sold, including occupancy,
    distribution and buying.................      53,676       51,188        151,880        140,710
  Selling, general and administrative
    expenses................................      36,348       35,755        100,406         96,097
                                                 -------     --------      ---------      ---------
Operating income before depreciation
  and amortization..........................       8,336        7,403         44,201         38,910

Depreciation and amortization...............       3,217        2,835          6,305          5,612
                                                 -------     --------      ---------      ---------

Income from operations......................       5,119        4,568         37,896         33,298

Interest expense............................         209           24            442            417
                                                 -------     --------      ---------      ---------

Income before income taxes..................       4,910        4,544         37,454         32,881
Income tax expense..........................       1,717        1,608         13,006         11,534
Equity investments minority interest portion           0          (51)           (44)           (74)
                                                 -------     --------      ---------      ---------

Net income..................................     $ 3,193     $  2,987      $  24,492      $  21,421
                                                 =======     ========      =========      =========

Earnings per share - basic..................     $  0.17     $   0.18      $    1.32      $    1.37
                                                 =======     ========      =========      =========

Earnings per share  - dilutive..............     $  0.17     $   0.18      $    1.30      $    1.36
                                                 =======     ========      =========      =========

Weighted average shares - basic.............      18,622       16,672         18,621         15,596
Weighted average shares - dilutive..........      18,951       16,933         18,847         15,784

Number of stores open.......................         659          648            659            648


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                                 FRIEDMAN'S INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
           (Dollars in thousands, except per share and share amounts)

                                                                              March 29,        March 30,
                                                                                2003             2002*
                                                                             ------------      ---------
                                                                                      (Unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents                                                  $        307      $     477
  Accounts receivable, net of allowance for doubtful accounts of $24,535
    at March 29, 2003 and $21,413 at March 30, 2002                               172,222        154,827
  Inventories, at cost                                                            151,236        144,346
  Deferred income taxes                                                             3,788          3,002
  Other current assets                                                             10,946          8,432
                                                                             ------------      ---------
      Total current assets                                                        338,499        311,084

Equipment and improvements, net                                                    51,713         52,594
Tradename rights, net                                                               5,022          5,022
Receivable from Crescent Jewelers                                                      --        111,039
Investment in Crescent Jewelers                                                    85,000             --
Other assets                                                                        6,727          2,828
                                                                             ------------      ---------
      Total assets                                                           $    486,961      $ 482,567
                                                                             ============      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                           $     31,321      $  40,900
  Accrued liabilities and other                                                    22,668         25,348
  Bank debt, Crescent Jewelers                                                         --        111,039
  Bank debt, Friedman's and capital lease obligation                                  619         24,656
                                                                             ------------      ---------
    Total current liabilities                                                      54,608        201,943
                                                                             ------------      ---------

Long term bank debt, Friedman's                                                   126,289             --
Long term capital lease obligation                                                    162            744
Deferred income taxes and other                                                     2,581          1,257
Minority interest in equity of subsidiaries                                            --            105

Stockholders' Equity:
  Preferred stock, par value $.01, 10,000,000 shares authorized
    and none issued                                                                    --             --
  Class A common stock, par value $.01, 25,000,000 shares authorized,
    17,562,578 and 17,423,706 issued and outstanding
    at March 29, 2003 and March 30, 2002, respectively                                176            174
  Class B common stock, par value $.01, 7,000,000 shares authorized,
    1,196,283 issued and outstanding                                                   12             12
  Additional paid-in-capital                                                      155,220        154,045
  Retained earnings                                                               150,033        125,335
  Stock purchase loans and compensation                                            (2,120)        (1,048)
                                                                             ------------      ---------
      Total stockholders' equity                                                  303,321        278,518
                                                                             ------------      ---------
      Total liabilities and stockholders' equity                             $    486,961      $ 482,567
                                                                             ============      =========


* Certain balances as of March 30, 2002 have been reclassified to conform to the current year financial statement presentation.


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
Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At April 24, 2003, Friedman's Inc. operated a total of 660 stores in 20 states, of which 433 were located in power strip centers and 227 were located in regional malls. Friedman's Class A Common Stock is traded on the Nasdaq National Market (Nasdaq symbol, FRDM).

                       CONSOLIDATION OF CRESCENT JEWELERS

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities (the "Interpretation"). The Interpretation introduces a new consolidation model, the "variable interests model", which determines control (and consolidation) based on who receives the benefits or bears the risk of gains and losses, respectively, of the entity being evaluated for consolidation. Friedman's and it's auditors, Ernst & Young, have evaluated the requirements of the Interpretation and the impact it will have on the financial statements of the Company with respect to its investment in Crescent Jewelers. Based on its current understanding of the Interpretation and consultation with its auditors, Friedman's believes Crescent's financial statements will be consolidated with those of Friedman's for financial reporting purposes. The Company expects to adopt the Interpretation with the reporting of its fiscal year ending September 27, 2003, effective as of the beginning of fiscal 2003 (September 29, 2002).

Due to the significance of this consolidation, Friedman's has elected to provide unaudited pro-forma consolidated financial data in advance of the required implementation date of the Interpretation. Exhibit A reflects the unaudited pro-forma consolidated balance sheet as at March 29, 2003 and Exhibit B reflects the unaudited pro-forma consolidated income statement for the six-month period ended March 29, 2003, assuming Friedman's consolidates Crescent as of the beginning of fiscal 2003. All significant inter-company balances have been eliminated.

Given the complexity and scope of the Interpretation, the FASB recently announced its intent to provide additional guidance on its application. The data presented in Exhibit A and Exhibit B is subject to audit and may change from the pro-forma presentation based on any additional guidance provided by the FASB or the accounting profession.


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
The pro forma consolidated financial statements combine the net asset values of Crescent and Friedman's and reflect the combined operating results for the year-to-date. Upon adoption, Friedman's estimates it will record a (non-cash) charge of approximately $24 million to income for fiscal 2003. This charge is equal to Crescent's shareholders' deficit (as of September 29, 2002) that is absorbed by Friedman's in consolidation.

The table below presents certain summary data from Exhibits A and B at March 29, 2003 and for the six-month period then ended.

                 (Amounts in millions, except per share amounts)

                                                             Friedman's   Crescent   Consolidated
                                                             ----------   --------   ------------
Number of stores                                                 659          163         822
Net sales                                                    $ 296.5      $  88.8     $ 385.3
Operating income before depreciation and amortization           44.2         11.8        56.0
Income before cumulative effect of change in accounting         24.5          5.2(1)     29.7
Earnings per share before cumulative effect of change in
  accounting                                                 $  1.30           --     $  1.57
Cumulative effect of accounting change                            --           --       (24.0)
Total assets                                                   487.0        145.2       544.4
Long-term bank debt                                            126.3         42.3       168.6
Stockholders' equity                                           303.3        (18.9)      284.4
Debt to total capitalization                                    29.4%        39.0%(2)    37.2%

(1) After preferred dividend.

(2) Bank debt to total capitalization (includes $85 million of subordinated securities).

Crescent is a specialty retailer of fine jewelry based in Oakland, California. Crescent and Friedman's have maintained a strategic relationship since 1996 and are affiliated through common controlling ownership and executive management. In addition, Friedman's owns a warrant expiring in 2014 to acquire 50% of Crescent's common equity for $500,000 and has an investment in Crescent's subordinated securities totaling $85.0 million. As of April 24, 2003, Crescent operated 164 stores in six western states.


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
                                    EXHIBIT A

FRIEDMAN'S INC.
CONSOLIDATED PRO-FORMA BALANCE SHEET
FAS INTERPRETATION NO. 46
AS OF MARCH 29, 2003
(UNAUDITED)

                                                               AS OF MARCH 29, 2003
                                                 ----------------------------------------------
                                                                                    PRO-FORMA
                                                 Friedman's        Crescent        CONSOLIDATED
                                                 ----------        --------        ------------
ASSETS
Current Assets:
  Cash and cash equivalents                      $     307         $      66        $     373
  Accounts receivable, net of allowance
    for doubtful accounts                          172,222            69,588          241,810
  Inventories, at cost                             151,236            46,438          197,674
  Other current assets                              14,734             7,459(a)        19,449
                                                 ---------         ---------        ---------
    Total current assets                           338,499           123,551          459,306

Equipment and improvements, net                     51,713            14,810           66,523
Intangibles, net                                     5,022             2,264            7,286
Investment in Crescent Jewelers                     85,000                --(b)            --
Other assets                                         6,727             4,544           11,271
                                                 ---------         ---------        ---------
    Total assets                                 $ 486,961         $ 145,169        $ 544,386
                                                 =========         =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                               $  31,321         $  26,502        $  57,823
  Accrued liabilities                               23,287             8,845(a)        29,388
                                                 ---------         ---------        ---------
    Total current liabilities                       54,608            35,347           87,211
                                                 ---------         ---------        ---------

Long-term bank debt                                126,289            42,338          168,627
Other                                                2,743             1,358            4,101

Subordinated Debt                                       --            35,000(b)            --
Redeemable Preferred Stock                              --            50,000(b)            --


Stockholders' Equity:                                                                      --
  Common stock                                         188               (79)(c)          188
  Additional paid-in-capital                       155,220            32,585(c)       155,220
  Retained earnings                                150,033           (50,865)(c)      131,159
  Stock purchase loans and compensation             (2,120)             (673)(c)       (2,120)
                                                 ---------         ---------        ---------
    Total stockholders' equity                     303,321           (18,874)         284,447
                                                 ---------         ---------        ---------
    Total liabilities and stockholders' equity   $ 486,961         $ 145,169        $ 544,386
                                                 =========         =========        =========


NOTES

(a) Eliminate intercompany receivable and payable between Friedman's and Crescent.

(b) Eliminate Friedman's investment in Crescent.

(c) Eliminate Crescent equity accounts at the balance sheet date.


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
                                    EXHIBIT B

FRIEDMAN'S INC.
CONSOLIDATED PRO-FORMA INCOME STATEMENT
FAS INTERPRETATION NO. 46
FOR THE SIX-MONTHS ENDED: MARCH 29, 2003
(UNAUDITED)

                                                                                 SIX-MONTHS ENDED MARCH 29, 2003
                                                            ---------------------------------------------------------------------
                                                                                                     Pro-forma
                                                                                                    Consolidation      PRO-FORMA
                                                            Friedman's     Crescent    Combined      Adjustments     CONSOLIDATED
                                                            ----------     --------    ---------    -------------    ------------
NUMBER OF STORES - END OF PERIOD                                  659          163           822            --               822

NET SALES                                                   $ 296,487      $88,812     $ 385,299      $     --           385,299

COST OF SALES                                                 151,880       47,202       199,082            --           199,082

SELLING, GENERAL & ADMINISTRATIVE EXPENSES                    100,406       29,815       130,221            --           130,221
                                                            ---------      -------     ---------      --------         ---------

OPERATING INCOME BEFORE DEPRECIATION & AMORTIZATION            44,201       11,795        55,996            --            55,996

DEPRECIATION & AMORTIZATION                                     6,305        1,735         8,040            --             8,040
                                                            ---------      -------     ---------      --------         ---------

INCOME FROM OPERATIONS                                         37,896       10,060        47,956            --            47,956

INTEREST EXPENSE:

  Bank debt                                                     3,451        1,538         4,989            --             4,989
  Interest Exp (Inc) - Subordinated Debt                       (1,385)       1,385            --            --                --
  Dividend income - Crescent                                   (1,624)          --        (1,624)        1,624(a)             --
                                                            ---------      -------     ---------      --------         ---------
  TOTAL INTEREST EXPENSE                                          442        2,923         3,365         1,624             4,989

INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING                                         37,454        7,137        44,591        (1,624)           42,967

PROVISION FOR TAXES                                            13,006          305        13,311            --            13,311
 MINORITY INTERESTS                                               (44)          44            --            --                --
                                                            ---------      -------     ---------      --------         ---------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING        24,492        6,788        31,280        (1,624)           29,656
                                                            ---------      -------     ---------      --------         ---------

CHANGE IN ACCOUNTING                                               --           --            --       (24,038)(b)       (24,038)
                                                            ---------      -------     ---------      --------         ---------

NET INCOME                                                     24,492        6,788        31,280       (25,662)            5,618
                                                            =========      =======     =========      ========         =========

PREFERRED DIVIDEND                                                 --        1,624         1,624        (1,624)(a)            --

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                 $  24,492      $ 5,164     $  29,656      $(24,038)        $   5,618
                                                            =========      =======     =========      ========         =========

EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING                                       $   1.30                                                  $    1.57
WEIGHTED AVERAGE SHARES OUTSTANDING                            18,847                                                     18,847

NOTES:

(a) Eliminate dividend on preferred stock.

(b) Crescent Jewelers shareholders' deficit as of September 28, 2002.


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
                               *******************


SOME OF THE STATEMENTS INCLUDED IN THIS PRESS RELEASE, PARTICULARLY THOSE ANTICIPATING FUTURE FINANCIAL PERFORMANCE, BUSINESS PROSPECTS, GROWTH AND OPERATING STRATEGIES AND SIMILAR MATTERS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. FOR THOSE STATEMENTS, WE CLAIM THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE ESTIMATES PROVIDED ARE THE
FOLLOWING: OUR ENHANCED CREDIT AND COLLECTION PROCEDURES MAY CONTINUE TO DAMPEN CREDIT SALES AND MAY NOT YIELD ENHANCED CREDIT PROFITS OR ACCELERATED CASH FLOWS; THE CONTINUED UNCERTAINTY REGARDING THE RECOVERY OF THE U.S. GENERAL ECONOMY AND CONSUMER CONFIDENCE AND THE EFFECT OF THESE FACTORS ON OUR TARGET CUSTOMER PURCHASING PATTERNS INCLUDING THEIR USE OF OUR CREDIT PROGRAM; THE ECONOMIC CONDITIONS IN THE LOCAL ECONOMIES INCLUDING NEW AREAS INTO WHICH WE EXPAND AS THE RESULT OF LAYOFFS AND CORPORATE CONSOLIDATIONS WHICH MAY INCREASE THE UNCERTAINTY OF OUR CUSTOMER CREDIT PORTFOLIOS IN THESE AREAS; THE PERFORMANCE OF CRESCENT JEWELERS AND THE EFFECT THAT MAY HAVE ON THE VALUE OF OUR INVESTMENT IN CRESCENT; THE PUBLIC PERCEPTION AND UNDERSTANDING OF THE CONSOLIDATION OF CRESCENT JEWELERS UNDER THE PROVISIONS OF FASB INTERPRETATION NO. 46; AND OTHER RISK FACTORS IDENTIFIED FROM TIME TO TIME IN OUR SEC REPORTS, INCLUDING, BUT NOT LIMITED TO, THE REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 28, 2002.


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